UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 1, 2005
THE LTV CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-4368	75-1070950

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5800 Lombardo Center, Suite 155, Seven Hills, Ohio	44131

(Address of Principal Executive Offices)	(Zip Code)
(216) 642-7100

(Registrants’ Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-3.1 Amendment to Certificate of Incorporation
EX-3.2 Amendment to By-Laws
EX-10.1 Terms of Engagement

Item 1.01.	Entry into a Material Definitive Agreement.
     As disclosed under Item 5.02, The LTV Corporation (the “Company”), pursuant to an order from the United States Bankruptcy Court for the Northern District of Ohio Eastern Division (the “Bankruptcy Court”), appointed John T. Delmore as President and Treasurer of the Company effective as of December 1, 2005. The description of the terms of Mr. Delmore’s employment arrangement in Item 5.02 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Effective December 2, 2005, Glenn J. Moran, Chief Executive Officer, President and Director of the Company, resigned as an officer and director of the Company and LTV Steel Company, Inc. (“LTV Steel”).
     On December 1, 2005, the Company and LTV Steel filed a motion (the “Motion”) with the Bankruptcy Court seeking Bankruptcy Court approval and authorization for, among other things, the appointment of John T. Delmore as President and Treasurer of the Company and President, Treasurer and Secretary of LTV Steel. On January 6, 2006, the Bankruptcy Court issued an order approving the Motion.
     Mr. Delmore, 64, has been Controller and Vice President of the Company and LTV Steel since October 1, 2001 and Director of the Company and LTV Steel since June 3, 2005. Prior to that, he was Controller-Financial Accounting of the Company and LTV Steel.
     The Bankruptcy Court approved the following terms of Mr. Delmore’s employment arrangement:

Duties:	Mr. Delmore will handle all matters pertaining to the winddown of the bankruptcy estates of the Company and LTV Steel.

Position:	Mr. Delmore will be engaged as the President and Treasurer of the Company and the President, Treasurer and Secretary of LTV Steel.

Effective Date:	Mr. Delmore’s engagement will be approved effective as of December 1, 2005.

Termination:	Mr. Delmore may be terminated by the estate for cause with 10 days’ written notice; the Bankruptcy Court will retain jurisdiction to determine whether cause exists for any such termination. Mr. Delmore may be terminated by the estate or by the ACC for less than cause, including, but not limited to, on the grounds that termination is in the best interests of creditors, upon the entry of a Court order entered upon notice of a motion and the opportunity for a hearing. Termination by Mr. Delmore for any or no reason with 60 days’ written notice.

Compensation:	Mr. Delmore will be paid $350 per hour plus reimbursement of all reasonable out-of-pocket business expenses. Mr. Delmore will be reimbursed for ordinary-course business expenses incurred in connection with the conduct of company business. Ordinary-course business expenses would include costs arising from travel such as air fare, hotels, taxis, etc.; mileage/parking; business meals; cell phone; office supplies, postage or similar expenses that are not directly billed to the company. Mr. Delmore will discuss the incurrence of any out-of-pocket expenses that would not arise in the ordinary course of performing his duties or of winding down the estates, or that are not currently reimbursable by the estate, with counsel to the amended committee of administrative claimant in the bankruptcy cases of the Company and LTV Steel in advance of his incurring such expenses. Mr. Delmore will keep current general time records, which will be available for inspection during normal business hours. As long as the current pension plan is maintained and contributions are being made to the plan on his behalf, Mr. Delmore’s hourly rate will be reduced to $320 in cash and a $30 per hour contribution to the pension plan made by LTV Steel.

Work Hours:	Mr. Delmore’s anticipated normal work week is two days. Mr. Delmore’s hours may increase as the needs of the applicable estate require, including, but not limited to: transition period, periods when discovery is occurring in connection with litigation, periods of creditor distributions, and periods of preparation of tax returns, etc.

Additional Employees:	Mr. Delmore may engage other contract employees from time to time and at his discretion to assist him with his duties. Such employees currently are anticipated to include (i) a secretary for 1-1.5 days per week after the initial transition period and during non-peak times and (ii) other temporary employees as required (assumed 1 day per week).

Director and Officer Liability Insurance:	Director and officer liability coverage will be maintained at current levels for the duration of Mr. Delmore’s engagement.
     The foregoing description of the material terms of Mr. Delmore’s employment arrangement is qualified in its entirety by reference to the full text of the Terms of Engagement approved by the Bankruptcy Court, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     Pursuant to the Motion, the Company also sought approval of the Bankruptcy Court to amend the Company’s certificate of incorporation and by-laws (the “Amendments”) to decrease the minimum number of directors required for the Company from three to one. The Amendments provide that the number of directors shall be fixed by resolution of the Board of Directors, provided that the number shall not be less than one nor more than fifteen. Pursuant to the Bankruptcy Court’s order approving the Amendments on January 6, 2006, the Amendments were effective as of December 1, 2005. Copies of the amendments to the certificate of incorporation and by-laws are filed herewith as Exhibits 3.1 and 3.2, respectively.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description

3.1	Amendment to Certificate of Incorporation of The LTV Corporation

3.2	Amendment to By-Laws of The LTV Corporation

10.1	Terms of Engagement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE LTV CORPORATION
By:	/s/ John T. Delmore
	Name:	John T. Delmore
	Title:	President and Treasurer

Date: January 11, 2006

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amendment to Certificate of Incorporation of The LTV Corporation

3.2	Amendment to By-Laws of The LTV Corporation

10.1	Terms of Engagement